Exhibit 99.1

Summit Hotel Properties Declares Second Quarter 2014 Dividends and Raises Common Dividend

AUSTIN, Texas--(BUSINESS WIRE)--August 1, 2014--Summit Hotel Properties (NYSE: INN) (“the Company”) announced today that its Board of Directors has authorized, and the Company declared, a cash dividend for the second quarter ended June 30, 2014 of $0.1175 per share of common stock of the Company and per common unit of limited partnership interest in Summit Hotel OP, LP, the Company’s operating partnership. The common dividend increase of $0.02 on an annual basis represents an annualized yield of 4.6 percent based on the closing price of shares of the common stock on July 31, 2014.

The Board of Directors also authorized, and the Company has declared, a cash dividend of $0.578125 per share of the Company’s 9.25 percent Series A Cumulative Redeemable Preferred Stock for the dividend period ending on August 29, 2014; a cash dividend of $0.4921875 per share of the Company’s 7.875 percent Series B Cumulative Redeemable Preferred Stock for the dividend period ending on August 29, 2014; and a cash dividend of $0.4453125 per share of the Company’s 7.125 percent Series C Cumulative Redeemable Preferred Stock for the dividend period ending on August 29, 2014.

The dividends are payable August 29, 2014 to holders of record as of August 15, 2014.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly-traded real estate investment trust focused primarily on acquiring and owning premium-branded, select-service hotels in the upscale and upper midscale segments of the lodging industry. As of August 1, 2014, the Company’s portfolio consisted of 90 hotels with a total of 11,353 guestrooms located in 22 states.

For additional information, please visit the Company’s website, www.shpreit.com and follow the Company on Twitter at @SummitHotel_INN.

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan”, “likely”, “would” or other similar words or expressions. These forward-looking statements relate to the payment of dividends. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Summit Hotel Properties
Elisabeth Eisleben, 512-538-2306
Director of Investor Relations
eeisleben@shpreit.com